Filed pursuant to Rule 424(b)(3)
File No. 333-263434
File No. 333-263438
File No. 333-263448
File No. 333-263293
File No. 333-263450
File No. 333-256339

TEUCRIUM CORN FUND
TEUCRIUM SUGAR FUND
TEUCRIUM SOYBEAN FUND
TEUCRIUM WHEAT FUND
TEUCRIUM AGRICULTURAL FUND
HASHDEX BITCOIN FUTURES ETF

Supplement dated December 1, 2022
to
Prospectuses dated April 7, 2022, April 7, 2022, April 7, 2022, March 9, 2022, April 7, 2022, and September 14, 2022, respectively (each as supplemented since such dates, if applicable)

This supplement updates the above-referenced prospectuses with the following information. It should be read in its entirety and kept together with your prospectus(es) for future reference.

Change of Name for E D & F Man Capital Markets, Inc. Effective as of December 1, 2022, E D & F Man Capital Markets, Inc., one the clearing brokers for the Teucrium Corn Fund, Teucrium Sugar Fund, Teucrium Soybean Fund, and Teucrium Wheat Fund (see “The Fund’s Service Providers – Clearing Brokers” in each Fund’s prospectus) has changed its name to “Marex Capital Markets Inc.” All references in the applicable Fund’s prospectus to “E D & F Man Capital Markets, Inc.” are changed to “Marex Capital Markets, Inc."

Legal Matters. The following information is added to the “Litigation and Claims” section in each prospectus that appears under the caption “Legal Matters.”

“On November 15, 2022, Dale Riker and Barbara Riker filed a verified complaint captioned “Dale Riker and Barbara Riker v. Teucrium Trading, LLC,” C.A. No. 2022-1030-KSJM, to obtain advancement of legal fees in connection with the Gilbertie-Riker litigation discussed above.”